Exhibit 10.30.2

FORM OF STOCK OPTION CERTIFICATE

This Option Certificate certifies that, pursuant to the ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”), the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted an option (the “Option”) to purchase shares of the Company’s common stock, $.001 par value per share (“Shares”), as follows:

Name of Participant:
Number of Option Shares:
Type of Stock Option Grant:	Non-Qualified Stock Option
Date of Grant:
Exercise Price:	$____ per Share

This Option is subject to all the terms, conditions and limitations set forth in the 2006 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company.  The Option shall be exercisable as follows:

[Vesting schedule to be inserted]

Payment of the Exercise Price shall be made in accordance with Paragraph 5.4 of the Plan and may include at the discretion of the Company, having the Company retain from the Number of Option Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate Exercise Price for the number of Shares as to which the Option is being exercised.

The Option shall terminate ten years from the Date of Grant or such shorter period as set forth in the 2006 Plan in the event of the Optionee’s termination of service, Death or Disability.  The Option is not assignable or transferable, other than as provided in the 2006 Plan.  No partial exercise of the Option may be for less than 100 full shares.  In no event shall the Company be required to issue fractional shares.

In accordance with Paragraph 10.7(b) of the Plan, the Company may in its sole discretion withhold in kind from the Shares otherwise deliverable to the Participant on exercise of the Option the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in the Participant’s gross income.

This Option Certificate, together with the 2006 Plan and any other written agreement between the Company and the Participant relevant to the subject matter hereof and executed contemporaneously herewith or hereafter, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof and no other statement, representation, warranty, covenant or agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Stock Option Grant, provided, however, in any event, this Option Certificate shall be subject to and governed by the 2006 Plan.

In witness whereof, the Company has caused this Option Certificate to be executed by its duly authorized officers.

ARIAD PHARMACEUTICALS, INC.	PARTICIPANT

By:___________________________________	____________________________________
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer